                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT



                                    BETWEEN



                           ULTRA PETROLEUM (USA) INC.
                             ULTRA RESOURCES, INC.



                                      AND



                     BANK ONE, TEXAS, NATIONAL ASSOCIATION



                                 March 22, 2000



                 REVOLVING LINE OF CREDIT OF UP TO $40,000,000

                               TABLE OF CONTENTS

                                                                        Page

ARTICLE I  DEFINITIONS AND INTERPRETATION
  1.1   Terms Defined Above                                                1
  1.2   Additional Defined Terms                                           1
  1.3   Undefined Financial Accounting Terms                              14
  1.4   References                                                        14
  1.5   Articles and Sections                                             14
  1.6   Number and Gender                                                 14
  1.7   Incorporation of Exhibits                                         14

ARTICLE II  TERMS OF FACILITY
  2.1   Revolving Line of Credit                                          14
  2.2   Letter of Credit Facility                                         15
  2.3   Use of Loan Proceeds and Letters of Credit                        15
  2.4   Interest                                                          15
  2.5   Repayment of Loans and Interest                                   16
  2.6   Outstanding Amounts                                               16
  2.7   Time, Place, and Method of Payments                               16
  2.8   Borrowing Base Determinations                                     17
  2.9   Mandatory Prepayments                                             17
  2.10  Voluntary Prepayments and Conversions of Loans                    18
  2.11  Commitment Fee                                                    18
  2.12  Engineering Fee                                                   18
  2.13  Facility Fee                                                      18
  2.14  Letter of Credit Fee                                              18
  2.15  Loans to Satisfy Obligations of Borrower                          19
  2.16  Security Interest in Accounts; Right of Offset                    19
  2.17  General Provisions Relating to Interest                           19
  2.18  Yield Protection                                                  20
  2.19  Limitation on Types of Loans                                      22
  2.20  Illegality                                                        23
  2.21  Regulatory Change                                                 23
  2.22  Limitations on Interest Periods                                   23
  2.23  Letters in Lieu of Transfer Orders                                23
  2.24  Power of Attorney                                                 23

ARTICLE III   CONDITIONS
  3.1   Receipt of Loan Documents and Other Items                         24
  3.2   Each Loan and Letter of Credit                                    26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
  4.1   Due Authorization                                                 27
  4.2   Corporate Existence                                               28
  4.3   Valid and Binding Obligations                                     28
  4.4   Security Instruments                                              28
  4.5   Title to Assets                                                   28
  4.6   Scope and Accuracy of Financial Statements                        28
  4.7   No Material Misstatements                                         28
  4.8   Liabilities, Litigation, and Restrictions                         28
  4.9   Authorizations; Consents                                          29
  4.10  Compliance with Laws                                              29
  4.11  ERISA                                                             29
  4.12  Environmental Laws                                                29
  4.13  Compliance with Federal Reserve Regulations                       29
  4.14  Investment Company Act Compliance                                 30
  4.15  Public Utility Holding Company Act Compliance                     30
  4.16  Proper Filing of Tax Returns; Payment of Taxes Due                30
  4.17  Refunds                                                           30
  4.18  Gas Contracts                                                     30
  4.19  Intellectual Property                                             30
  4.20  Casualties or Taking of Property                                  30
  4.21  Locations of Borrower                                             31
  4.22  Subsidiaries                                                      31
  4.23  Existing Indebtedness; No Defenses                                31

ARTICLE V  AFFIRMATIVE COVENANTS
  5.1   Maintenance and Access to Records                                 31
  5.2   Quarterly Financial Statements; Compliance Certificates           31
  5.3   Annual Financial Statements                                       31
  5.4   Oil and Gas Reserve Reports                                       32
  5.5   Title Opinions; Title Defects                                     32
  5.6   Notices of Certain Events                                         32
  5.7   Letters in Lieu of Transfer Orders; Division Orders               33
  5.8   Additional Information                                            33
  5.9   Compliance with Laws                                              34
  5.10  Payment of Assessments and Charges                                34
  5.11  Maintenance of Corporate Existence and Good Standing              34
  5.12  Payment of Notes; Performance of Obligations                      34
  5.13  Further Assurances                                                34
  5.14  Initial Fees and Expenses of Counsel to Lender                    34
  5.15  Subsequent Fees and Expenses of Lender                            34
  5.16  Operation of Oil and Gas Properties                               35
  5.17  Maintenance and Inspection of Properties                          35
  5.18  Maintenance of Insurance                                          35
  5.19  INDEMNIFICATION                                                   36

ARTICLE VI  NEGATIVE COVENANTS
  6.1   Indebtedness                                                      37
  6.2   Contingent Obligations                                            37
  6.3   Liens                                                             37
  6.4   Sales of Assets                                                   37
  6.5   Leasebacks                                                        38
  6.6   Loans or Advances                                                 38
  6.7   Investments                                                       38
  6.8   Dividends                                                         38
  6.9   Issuance of Stock; Changes in Corporate Structure                 38
  6.10  Transactions with Affiliates                                      38
  6.11  Lines of Business                                                 39
  6.12  Plan Obligations                                                  39
  6.13  Current Ratio                                                     39
  6.14  Debt Service                                                      39
  6.15  Tangible Net Worth                                                39
  6.16  General and Administrative Expenses                               39

ARTICLE VII  EVENTS OF DEFAULT
  7.1   Enumeration of Events of Default                                  39
  7.2   Remedies                                                          41

ARTICLE VIII  MISCELLANEOUS
  8.1   Transfers; Participations                                         42
  8.2   Survival of Representations, Warranties, and Covenants            42
  8.3   Notices and Other Communications                                  42
  8.4   Parties in Interest                                               43
  8.5   Rights of Third Parties                                           43
  8.6   Renewals; Extensions                                              43
  8.7   No Waiver; Rights Cumulative                                      43
  8.8   Survival Upon Unenforceability                                    43
  8.9   Amendments; Waivers                                               44
  8.10  Controlling Agreement                                             44
  8.11  Disposition of Collateral                                         44
  8.12  GOVERNING LAW                                                     44
  8.13  JURISDICTION AND VENUE                                            44
  8.14  WAIVER OF RIGHTS TO JURY TRIAL                                    44
  8.15  ENTIRE AGREEMENT                                                  45
  8.16  Release by Borrower                                               45
  8.17  Counterparts                                                      45

LIST OF EXHIBITS

Exhibit I        -      Form of Note
Exhibit II       -      Form of Borrowing Request
Exhibit III      -      Form of Compliance Certificate
Exhibit IV       -      Form of Opinion of Counsel
Exhibit V        -      Form of Opinion of Local Counsel
Exhibit VI       -      Disclosures

                               CREDIT AGREEMENT

          THIS CREDIT AGREEMENT is made and entered into this 22nd day of March, 2000, by and between ULTRA PETROLEUM (USA) INC., a Colorado corporation, and ULTRA RESOURCES, INC., a Wyoming corporation, (collectively, the "Borrower"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association (the "Lender").

                              W I T N E S S E T H:

          In consideration of the mutual covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows, amending and restating in its entirety the Credit Agreement dated as of November 3, 1997, by and between the Borrower and Wells Fargo Bank (the "Existing Lender"), as heretofore amended, restated, or supplemented (the "Existing Credit Agreement").

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

          1.1 Terms Defined Above. As used in this Credit Agreement, the terms "Borrower", "Existing Credit Agreement", "Existing Lender", and "Lender" shall have the meaning assigned to them hereinabove.

          1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

          "Additional Costs" shall mean costs which the Lender determines are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lender under this Credit Agreement or the Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Lender), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of the Lender hereunder, (c) increases the Assessment Rate, or (d) imposes any other condition affecting this Credit Agreement or any of such extensions of credit, liabilities, or commitments.

          "Adjusted LIBO Rate" shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

          "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, any other Person and includes any Subsidiary of such Person and any "affiliate" of such Person within the meaning of Reg. (S)240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

          "Applicable Lending Office" shall mean, for each type of Loan, the lending office of the Lender (or an affiliate of the Lender) designated for such type of Loan on the signature pages hereof or such other office of the Lender (or an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which Loans of such type are to be made and maintained.

          "Applicable Margin" shall mean as to each LIBO Rate Loan, two and one-half percent (2 1/2%).

          "Assessment Rate" shall mean, for any Interest Period, the average rate (rounded upwards if necessary to the nearest 1/100 of 1%) charged by the Federal Deposit Insurance Corporation (or any successor thereto) to the Lender for deposit insurance for Dollar time deposits with the Lender at the Principal Office during such Interest Period, as determined by the Lender.

          "Assignment" shall mean the Assignment of Notes, Liens, Security Interests, and Other Rights, in form and substance satisfactory to the Lender, executed by the Existing Lender, assigning to the Lender the Existing Note, the indebtedness evidenced thereby, the Liens securing the Existing Note, and the rights of the Existing Lender under the Existing Loan Documents, and financing statement changes constituent thereto.

          "Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the Borrowing Base in effect at such time minus
     (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.

          "Borrowing Base" shall mean, at any time, the amount determined by the Lender in accordance with Section 28 and then in effect.

          "Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit II, by the Borrower to the Lender for a borrowing, conversion, or prepayment pursuant to Sections 2.1 or 2.10, each of which shall:

               (a) be signed by a Responsible Officer of the Borrower;

               (b) when requesting a borrowing, be accompanied by a Compliance Certificate;

               (c) specify the amount and type of Loan requested, and, as applicable, the Loan to be converted or prepaid and the date of the borrowing, conversion, or prepayment (which shall be a Business Day);

               (d) when requesting a Floating Rate Loan, be delivered to the Lender no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing, conversion, or prepayment;

               (e) when requesting a LIBO Rate Loan, be delivered to the Lender no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, two Business Days preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such Loan.

          "Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

          "Cash Flow" shall mean, as of the end of any fiscal quarter period, net income of the Borrower and Guarantor from operations for such period plus depreciation, amortization, depletion, and other non-cash expenses of the Borrower and Guarantor on a consolidated basis for the two fiscal quarter periods then ending.

          "Closing Date" shall mean the effective date of this Credit Agreement.

          "Collateral" shall mean the Mortgaged Properties and any other Property subject to a Lien in Favor of the Lender, subject only to Permitted Liens, as security for the payment or performance of all or any portion of the Obligations and the Guaranty.

          "Commitment" shall mean the obligation of the Lender, subject to applicable provisions of this Credit Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.2.

          "Commitment Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.11.

          "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

          "Commitment Termination Date" shall mean March 1, 2003.

          "Commodity Hedge Agreement" shall mean any crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, swap agreement, or other similar agreements, in form and substance with a Person acceptable to the Lender.

          "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

          "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with Sections 5.2 and 5.3.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or
     (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          "Credit Agreement" shall mean this agreement, as it may be amended, supplemented, or restated from time to time.

          "Current Assets" shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrower and Guarantor as of the date of calculation, plus an amount equal to the Available Commitment.

          "Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities plus short term liabilities (which have been reclassified as non-current) to be refinanced with the Available Commitment on a consolidated balance sheet of the Borrower and Guarantor as of the date of calculation less current maturities on the Obligations.

          "Debt Service" shall mean an amount equal to 1/12 of the Loan Balance plus outstanding Letters of Credit at each quarter's end.

          "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

          "Default Rate" shall mean a per annum interest rate equal to the Prime Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Engineering Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 212.

          "Environmental Complaint" shall mean any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

          "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

          "Event of Default" shall mean any of the events specified in Section 7.1.

          "Existing Loan Documents" shall mean the Loan Documents, as such term is defined in the Existing Credit Agreement, in existence on the Closing Date immediately prior to the Assignment.

          "Existing Note" shall mean the Note, as such term is defined in the Existing Credit Agreement, in existence on the Closing Date immediately prior to the Assignment.

          "Existing Security Instruments" shall mean the Security Instruments, as such term is defined in the Existing Credit Agreement, in existence on the Closing Date immediately prior to the Assignment.

          "Facility Fee" shall mean the fee payable to the Lender by the Borrower pursuant to Section 2.13.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by the Lender.

          "Final Maturity" shall mean March 1, 2003.

          "Financial Statements" shall mean statements of the financial condition in U.S. Dollars of the Borrower as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows for each Borrower alone or, where indicated, on a consolidated and consolidating basis with the other Borrower and the Guarantor and, when required by applicable provisions of this Credit Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Lender and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

          "Floating Rate" shall mean an interest rate per annum equal to the greater of (a) the Prime Rate from time to time in effect, or (b) the Federal Funds Rate from time to time in effect plus one-half percent (1/2%), but in no event exceeding the Highest Lawful Rate.

          "Floating Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

          "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time after December 31, 1999 and prior to that time shall mean Canadian GAAP.

          "General and Administrative Expenses" shall mean total expenses excluding lease operating expenses; gathering, transportation and processing expenses; depletion, depreciation, and amortization; all income and property taxes; and interest expense.

          "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Guarantor" shall mean Ultra Petroleum Corporation, a Yukon corporation.

          "Guaranty" shall mean the Guaranty dated the Closing Date executed by the Guarantor in favor of the Lender, guaranteeing the payment and performance of the Obligations, as it may be ratified, amended, restated, or supplemented from time to time.

          "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances,"

     "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

          "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

          "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

          "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

          "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

          "Interest Period" shall mean, subject to the limitations set forth in
     Section 2.22, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Credit Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or, subject to availability, six months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

          "Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

          "L/C Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

          "Letter of Credit" shall mean any standby letter of credit issued by the Lender for the account of the Borrower pursuant to Section 2.2.

          "Letter of Credit Application" shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit.

          "Letter of Credit Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.14 upon or in connection with the issuance of a Letter of Credit.

          "LIBO Rate" means, with respect to a LIBO Rate Loan for the relevant Interest Period, the applicable British Banker's Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Lender for any reason, the applicable LIBO rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Lender, the applicable LIBO Rate for the relevant Interest Period shall instead be the rate determined by the Lender to be the rate at which Lender or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Day prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant LIBO Rate Loan and having a maturity equal to such Interest Period.

          "LIBO Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

          "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Credit Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

          "Limitation Period" shall mean any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

          "Loan" shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Credit Agreement and any payment made by the Lender under a Letter of Credit.

          "Loan Balance" shall mean, at any time, the outstanding principal balance of the Note at such time.

          "Loan Documents" shall mean this Credit Agreement, the Note, the Guaranty, the Letter of Credit Applications, the Letters of Credit, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Credit Agreement, the Note, the Guaranty, the Letter of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

          "Material Adverse Effect" shall mean (a) any material adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of the Borrower, (b) any adverse effect upon the business operations, properties, condition (financial or otherwise), or prospects of the Borrower which increases the risk that any of the Obligations will not be repaid as and when due, or (c) any adverse effect upon the Collateral.

          "Mortgaged Properties" shall mean all Oil and Gas Properties of the Borrower subject to a perfected first-priority Lien in favor of the Lender, subject only to Permitted Liens, as security for the Obligations.

          "Net Income" shall mean, for any period, the net income (or loss) of the Borrower for such period, determined in accordance with GAAP.

          "Note" shall mean the promissory note of the Borrower, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

          "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees, Letter of Credit Fees, and Engineering Fees, (e) the obligations of the Guarantor under the Guaranty, (f) all obligations and liabilities whether now existing or hereafter arising of the Borrower to the Lender in connection with any Commodity Hedge Agreement or Rate Management Transaction, and (g) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

          "Oil and Gas" shall mean petroleum, natural gas and other related hydrocarbons or mineral or any of them and all other substances produced or extracted in association therewith.

          "Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

          "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor,
     (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,
     (c) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (g) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; or under any deposit account agreement entered into in the ordinary course of business, (h) purchase money Liens upon or in any equipment acquired by Borrower or Guarantor to secure the deferred purchase price of such equipment or any indebtedness incurred to finance the acquisition of such equipment, provided, the Indebtedness secured thereby is permitted pursuant to Section 6.1, and (i) Liens in favor of the Lender and other Liens expressly permitted under the Security Instruments.

          "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

          "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Prime Rate" shall mean a rate per annum equal to the prime rate of interest announced from time to time by Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

          "Principal Office" shall mean the principal office of the Lender in Houston, Texas, presently located at 910 Travis, 6th Floor, Houston, Texas 77002-5860.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          "Rate Management Transaction" shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

          "Regulatory Change" shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the Lender or its Applicable Lending Office.

          "Reimbursement Obligation" shall mean the obligation of the Borrower to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

          "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

          "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Reserve Report" shall mean each report delivered to the Lender pursuant to Section 54.

          "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

          "Responsible Officer" shall mean, as to any Person, its President, Chief Executive Officer or any Vice President.

          "Security Instruments" shall mean the Existing Security Instruments and the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(g), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

          "Subordinated Debt" shall mean any Indebtedness or other obligations of the Borrower, to the extent that the rights of the holders thereof to enforce such Indebtedness or other obligations of Borrower thereunder have been subordinated to the rights of the Lender hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to the Lender.

          "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

          "Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower and Guarantor prepared on a consolidated basis and in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared on a consolidated basis and in accordance with GAAP.

          "Transferee" shall mean any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

          1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Credit Agreement shall be defined according to GAAP at the time in effect.

          1.4 References. References in this Credit Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Credit Agreement, unless expressly stated to the contrary. References in this Credit Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Credit Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

          1.5 Articles and Sections. This Credit Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

          1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

          1.7 Incorporation of Exhibits. The Exhibits attached to this Credit Agreement are incorporated herein and shall be considered a part of this Credit Agreement for all purposes.

                                   ARTICLE II

                               TERMS OF FACILITY

          2.1 Revolving Line of Credit. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Credit Agreement, the Lender agrees, during the Commitment Period, to make Loans, in immediately available funds at the Applicable Lending Office or the Principal Office, to or for the benefit of the Borrower, from time to time on any Business Day designated by the Borrower following receipt by the Lender of a Borrowing Request; provided, however, no Loan shall exceed the then existing Available Commitment.

          (b) Subject to the terms of this Credit Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest

Period into Loans of another type or with a different Interest Period. Except for prepayments made pursuant to Section 2.9, each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Credit Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $100,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

          (c) The Loans shall be made and maintained at the Applicable Lending Office or the Principal Office and shall be evidenced by the Note.

          2.2 Letter of Credit Facility. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Credit Agreement, the Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by the Borrower; provided, however, (a) no Letter of Credit shall have an expiration date which is more than 360 days after the issuance thereof or subsequent to the Commitment Termination Date, and (b) the Lender shall not be obligated to issue any Letter of Credit if (i) the face amount thereof would exceed the Available Commitment, or (ii) after giving effect to the issuance thereof, (A) the L/C Exposure, when added to the Loan Balance then outstanding, would exceed the Borrowing Base then in effect, or (B) the L/C Exposure would exceed $2,000,000.

          (b) Should the Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, such payment by the Lender on account of such Letter of Credit shall be treated, for all purposes, as a Floating Rate Loan and an advance against the Note.

          2.3 Use of Loan Proceeds and Letters of Credit. (a) As of the date hereof, indebtedness in the principal amount of $6,150,000 is outstanding under the Existing Note. The Lender shall use proceeds of the initial Loan to purchase such indebtedness. Such indebtedness shall be renewed, extended, and rearranged pursuant to the terms of this Credit Agreement, the Note, and the relevant Borrowing Request and shall for all purposes be deemed a borrowing hereunder. Proceeds of all subsequent Loans shall be used solely for (i) the acquisition and development of Oil and Gas Properties, (ii) working capital,
(iii) Letters of Credit, and (iv) general corporate purposes.

          (b) Letters of Credit shall be used solely for general corporate purposes.

          2.4 Interest. Subject to the terms of this Credit Agreement (including, without limitation, Section 2.17), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Credit Agreement and only for the period from the date or dates of such advances until repayment.

          2.5 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of April, 2000, and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment as it may elect in its sole discretion.

          2.6 Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Credit Agreement and interest on such amounts calculated in accordance with this Credit Agreement.

          2.7 Time, Place, and Method of Payments. All payments required pursuant to this Credit Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding

Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          2.8 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lender to be $18,000,000.

          (b) The Borrowing Base shall be redetermined semi-annually 45 days after receipt of the Reserve Report delivered pursuant to Section 5.4 on the basis of information supplied by the Borrower in compliance with the provisions of this Credit Agreement, including, without limitation, Reserve Reports, and all other information available to the Lender. In addition, the Lender shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base; provided, however, the Lender shall not be obligated to respond to more than two such requests during any calendar year, and in no event shall the Lender be required to redetermine the Borrowing Base more than once in any three-month period, including, without limitation, each scheduled semi-annual redetermination provided for above. Notwithstanding the foregoing, the Lender may at its discretion redetermine the Borrowing Base at any time and from time to time.

          (c) Upon each determination of the Borrowing Base by the Lender, the Lender shall notify the Borrower orally (confirming such notice promptly in writing) of the amount of the Borrowing Base resulting from such determination. The Borrowing Base so communicated to the Borrower shall become effective upon such written notification and shall remain in effect until notice of the next subsequent determination of the Borrowing Base.

          (d) The Borrowing Base shall represent the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and its customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lender. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

          2.9 Mandatory Prepayments. If at any time the sum of the Loan Balance and the L/C Exposure exceeds the Borrowing Base then in effect, the Borrower shall, within 60 days of notice from the Lender of such occurrence, (a) prepay, or make arrangements acceptable to the Lender for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional collateral, of character and value satisfactory to the Lender in its sole discretion, to secure the Obligations by the execution and delivery to the Lender of security instruments in form and substance satisfactory to the Lender, or (c) effect any combination of the alternatives described in clauses (a) and
(b) of this Section and acceptable to the Lender in its sole discretion. In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, the Borrower shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base. The cash deposited with the Lender in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of the Lender and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lender.

          2.10  Voluntary Prepayments and Conversions of Loans.   Subject to
applicable provisions of this Credit Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Lender notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

          2.11 Commitment Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for maintaining funds available, the Borrower shall pay to the Lender, in immediately available funds, on the first day of April, 2000, and on the first day of each third calendar month thereafter during the Commitment Period, a fee in the amount of three-eighths percent (3/8%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding quarterly period.

          2.12 Engineering Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for the costs of evaluating the Mortgaged Properties and reviewing the Reserve Reports, the Borrower shall pay to the Lender, in immediately available funds, on the date of each redetermination of the Borrowing Base, an engineering fee in the amount of $7,500.

          2.13 Facility Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender on the Closing Date, in immediately available funds, a facility fee in the amount of $90,000. Any future increases in the Borrowing Base shall entitle the Lender to a one-half percent (1/2%) fee of the increase in the Borrowing Base which shall be paid by the Borrower within two days of such notification.

          2.14 Letter of Credit Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder, the Borrower agrees to pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of the Lender's minimum rate at the time of issuance of the Letter of Credit or two and one-half percent (2 1/2%) per annum, calculated on the basis of a year of 360 days 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Lender with respect to such Letter of Credit, the Lender shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrower the unearned portion of such fee. The Borrower also agrees to pay to the Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

          2.15 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned, and/or released by the Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

          2.16 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Chapter 303 of the Texas Finance Code (Vernon's 1999), the Borrower agrees that the Highest Lawful Rate shall be the "weekly ceiling" as defined in such Section, provided that the Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

          (b) Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

          (c) If, under any circumstances, the aggregate amounts paid on the Note or under this Credit Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

          (d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

          2.17 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time such amounts as the Lender may determine are necessary to compensate it for any Additional Costs incurred by the Lender.

          (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time on request such amounts as the Lender may determine are necessary to compensate the Lender for any costs attributable to the maintenance by the Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lender (or any Applicable Lending Office) to a level below that which the Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

          (c) Without limiting the effect of the other provisions of this Section (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Lender therewith shall (i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to payments by the Lender under Letters of Credit, or to reduce any amount receivable in connection therewith, then upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost or reduced amount receivable.

          (d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender such amounts as shall be sufficient in the reasonable opinion of the Lender to compensate it for any loss, cost, or expense incurred by and as a result of:

       (i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

       (ii) any failure by the Borrower to borrow a LIBO Rate Loan from the Lender on the date for such borrowing specified in the relevant Borrowing Request;

such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed for the period from the date of such payment, prepayment, conversion, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the LIBO Rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Lender) of the amount (as reasonably determined by the Lender) the Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.

          (e) Determinations by the Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, its costs or rate of return, maintaining Loans, issuing Letters of Credit, its obligation to make Loans and issue Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit, or such obligations, and the additional amounts required to compensate the Lender under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Lender shall (i) notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Lender to compensation pursuant to this Section; provided that the Borrower shall not be obligated for the payment of any Additional Costs or other sums payable pursuant to this Section to the extent such Additional Costs or other sums accrued more than 90 days prior to the date upon which the Borrower was given such notice; and (ii) designate a different Applicable Lending Office for the Loans of the Lender affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Lender, be disadvantageous to the Lender. If the Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Lender, require that the Loans by the Lender of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section 2.10. Any compensation requested by the Lender pursuant to this Section shall be due and payable to the Lender within five days of delivery of any such notice by the Lender to the Borrower.

          (f) The Lender agrees that it shall not request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Lender against other customers of the Lender similarly situated where such customers are subject to documents providing for such assessment.

          2.18 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than 5 separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

          (a) the Lender determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Credit Agreement; or

          (b) the Lender determines (which determination shall be conclusive) that the rates of interest referred to in the definition of "LIBO Rate" in
     Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Loan for such Interest Period, then the Lender shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lender shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.10. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans hereunder and will not, in the opinion of the Lender, be disadvantageous to the Lender.

          2.19 Illegality. Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for the Lender or its Applicable Lending Office to (a) honor its obligation to make any type of LIBO Rate Loans hereunder, or (b) maintain any type of LIBO Rate Loans hereunder, then the Lender shall promptly notify the Borrower thereof; and the obligation of the Lender hereunder to make such type of LIBO Rate Loans and to convert other types of Loans into LIBO Rate Loans of such type shall be suspended until such time as the Lender may again make and maintain LIBO Rate Loans of such type, and the outstanding LIBO Rate Loans of such type shall be converted into Floating Rate Loans in accordance with Section 2.10. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans and will not, in the opinion of the Lender, be disadvantageous to the Lender.

          2.20 Regulatory Change. In the event that by reason of any Regulatory Change, the Lender (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Credit Agreement or a category of extensions of credit or other assets of such Lender which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of the Lender with notice to the Borrower, the obligation of the Lender to make such LIBO Rate Loans and to convert Floating Rate Loans into such LIBO Rate Loans shall be suspended until such time as such Regulatory Change ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.10.

          2.21 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month,
(b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.

          2.22 Letters in Lieu of Transfer Orders. The Lender agrees that none of the letters in lieu of transfer or division orders provided by the Borrower pursuant to Section 3.1(g)(iii) or Section 5.7 will be sent to the addressees thereof prior to the occurrence of an Event of Default, at which time the Lender may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters pursuant to Section 7.1(a), (f) and (g).

          2.23 Power of Attorney. The Borrower hereby designates the Lender as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Lender pursuant to Section 3.1(g)(iii) or Section 5.7, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender under the Loan Documents and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

                                   ARTICLE III

                                   CONDITIONS

          The obligations of the Lender to enter into this Credit Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

          3.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation under this Credit Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Lender or its counsel of the title of the Borrower to its Oil and Gas Properties, shall be satisfactory to the Lender, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

          (a) multiple counterparts of this Credit Agreement, the Guaranty, and the Assignment, as requested by the Lender;

          (b) the Existing Notes, endorsed payable to the Lender;

          (c) the Note;

          (d) copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of the Borrower and the Guarantor, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower, to the effect that each such copy is correct and complete;

          (e) certificates of incumbency and signatures of all officers of the Borrower and the Guarantor who are authorized to execute Loan Documents on behalf of the Borrower, each such certificate being executed by the secretary or an assistant secretary of the Borrower and the Guarantor;

          (f) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the boards of directors of the Borrower and the Guarantor, accompanied by certificates of the secretary or an assistant secretary of the Borrower and the Guarantor, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower and the Guarantor, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

          (g) the following documents ratifying, amending, and/or restating the Existing Security Instruments and otherwise establishing Liens in favor of the Lender in and to the Collateral:

               (i) Amended and Restated Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement from the Borrower covering substantially all of the Oil and Gas Properties of the Borrower and all improvements, personal property, and fixtures related thereto;

               (ii) Financing Statements from the Borrower, as debtors, constituent to the instrument described in clause (i) above;

               (iii) undated letters, in form and substance satisfactory to the Lender, from the Borrower to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Lender;

          (h) unaudited Financial Statements of the Borrower as of September 30, 1999;

          (i) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrowers in their respective jurisdictions of incorporation and in any other jurisdictions where they do business;

          (j) results of searches of the UCC Records of the Secretary of State of the States of Colorado, Wyoming and Texas from a source acceptable to the Lender and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Lender;

          (k) confirmation, acceptable to the Lender, of the title of the Borrower to the Mortgaged Properties, free and clear of Liens other than Permitted Liens;

          (l) all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Mortgaged Properties requested by the Lender;

          (m) engineering reports covering the Mortgaged Properties;

          (n) the opinion of Haynes and Boone, L.L.P., counsel to the Borrower, in the form attached hereto as Exhibit IV, with such changes thereto as may be approved by the Lender;

          (o) the opinion of special counsel to the Borrower in the state of Wyoming, in the form attached hereto as Exhibit V, with such changes thereto as may be approved by the Lender;

          (p) certificates evidencing the insurance coverage required pursuant to Section 5.18; and

          (q) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

          3.2 Each Loan and Letter of Credit. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan or issue any Letter of Credit unless:

          (a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, or a Letter of Credit Application at least two Business Days prior to the requested issuance date for the relevant Letter of Credit; and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

          (b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

          (c) no event shall have occurred which, in the reasonable opinion of the Lender, could have a Material Adverse Effect;

          (d) each of the representations and warranties contained in this Credit Agreement shall be true and correct in all material respects and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or the issuance of such Letter of Credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such date);

          (e) the Guaranty and all of the Security Instruments shall be in full force and effect and provide to the Lender the security intended thereby;

          (f) neither the consummation of the transactions contemplated hereby nor the making of such Loan or the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

          (g) the Borrower shall have good and defensible title to all of its Mortgaged Properties and to all other Oil and Gas Properties, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, free and clear of all Liens except Permitted Liens.

          (h) the Lender shall have received the payment of all Engineering Fees, Facility Fees, Letter of Credit Fees, and other fees payable to the Lender hereunder and reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Lender for which the Borrower is responsible pursuant to applicable provisions of this Credit Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan or Letter of Credit Application, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit Application; and

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          To induce the Lender to enter into this Credit Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

          4.1 Due Authorization. The execution and delivery by the Borrower of this Credit Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Note, the repayment of the Note and interest and fees provided for in the Note and this Credit Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

          4.2 Corporate Existence. The Borrowers are corporations duly organized, legally existing, and in good standing under the laws of their states of incorporation and are duly qualified as a foreign corporations and are in good standing in all jurisdictions wherein the ownership of Property or the operation of their business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

          4.3 Valid and Binding Obligations. All Loan Documents, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Lender, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other

Persons, shall constitute fully perfected first-priority Liens subject to Permitted Liens on all right, title, and interest of the Borrower in the Collateral described therein.

          4.5 Title to Assets. The Borrower has good and defensible title to all of its Mortgaged Properties and to all other Oil and Gas Properties except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, free and clear of all Liens except Permitted Liens.

          4.6 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower as of September 30, 1999, present fairly the financial position and results of operations and cash flows of the Borrower in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since September 30, 1999, which could reasonably be expected to have a Material Adverse Effect.

          4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrower in connection with this Credit Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

          4.8 Liabilities, Litigation, and Restrictions. Other than as listed under the heading "Liabilities" on Exhibit VI attached hereto, the Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as set forth under the heading "Litigation" on Exhibit VI hereto, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.

          4.9 Authorizations; Consents. Except as expressly contemplated by this Credit Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Note and interest and fees provided in the Note and this Credit Agreement, or the performance by the Borrower of the Obligations.

          4.10 Compliance with Laws. The Borrower and its Property, including, without limitation, the Mortgaged Property, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

          4.11 ERISA. The Borrower does not maintain nor has it maintained any Plan. The Borrower does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

          4.12 Environmental Laws. To the best knowledge and belief of the Borrower, except as would not have a Material Adverse Effect, or as described on
Exhibit VI under the heading "Environmental Matters:"

          (a) no Property of the Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

          (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

          (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and

          (d) no Environmental Complaint has been received by the Borrower.

          4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U, or X.

          4.14 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          4.15 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.16 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.

          4.17 Refunds. Except as described on Exhibit VI under the heading "Refunds," no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory

Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property.

          4.18 Gas Contracts. Except as described on Exhibit VI under the heading "Gas Contracts," the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

          4.19 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

          4.20  Casualties or Taking of Property.  Except as disclosed on
Exhibit VI under the heading "Casualties," since September 30, 1999, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

          4.21 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 8.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Lender have been filed.

          4.22 Subsidiaries. As of the Closing Date, the Borrowers have no Subsidiaries except those described on Exhibit under the heading
"Subsidiaries".

          4.23 Existing Indebtedness; No Defenses. As of the date hereof, (a) the Borrower is indebted to the Existing Lender under the Existing Note in the aggregate principal amount of $6,150,000 and (b) the Borrower has no defenses to, rights of setoff against, claims or counterclaims with respect to, and no default exists under or with respect to, any of the Existing Loan Documents or any Indebtedness or obligation of the Borrower to the Existing Lender.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

          5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrower, allow the Lender to make and take away copies thereof.

          5.2 Quarterly Financial Statements; Compliance Certificates. Deliver to the Lender, (a) on or before the 60th day after the close of each of the first three quarterly periods of each fiscal year of each Borrower, a copy of the unaudited consolidated and consolidating Financial Statements of the Borrowers and the Guarantor as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by Responsible Officers of the Borrowers and the Guarantor as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrowers and the Guarantor, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 45th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

          5.3 Annual Financial Statements. Deliver to the Lender, on or before the 120th day after the close of each fiscal year of the Borrowers, a copy of the annual audited consolidated and consolidating Financial Statements of the Borrowers and the Guarantor and a Compliance Certificate.

          5.4 Oil and Gas Reserve Reports. (a) Deliver to the Lender no later than April 1 of each year during the term of this Credit Agreement, engineering reports in form and substance satisfactory to the Lender, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Mortgaged Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and
(iv) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower.

          (b) Deliver to the Lender no later than October 1 of each year during the term of this Credit Agreement except for the first such report, which shall be delivered by August 1, 2000, engineering reports in form and substance satisfactory to the Lender prepared by or under the supervision of the chief petroleum engineer of the Borrower evaluating the Mortgaged Properties as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).

          (c) Each of the reports provided pursuant to this Section shall be submitted to the Lender together with additional data concerning pricing, quantities of production from the Mortgaged Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Lender may reasonably request.

          5.5 Title Opinions; Title Defects. Promptly upon the request of the Lender, furnish to the Lender title opinions, in form and substance and by counsel satisfactory to the Lender, or other information regarding title acceptable to the Lender, covering Oil and Gas Properties constituting not less than 81% of the value, determined by the Lender in its sole discretion, of the Mortgaged Properties; and promptly, but in any event within 60 days after notice by the Lender of any defect, material in the opinion of the Lender in value, in the title of the Borrower to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender to do so.

          5.6 Notices of Certain Events. Deliver to the Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower or the Guarantor with respect to such event or circumstance:

          (a) any Default or Event of Default;

          (b) any default or event of default under any contractual obligation of the Borrower or the Guarantor, or any litigation, investigation, or proceeding between the Borrower or the Guarantor and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding involving the Borrower or the Guarantor as a defendant or in which any Property of the Borrower or the Guarantor is subject to a claim and in which the amount involved is $100,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

          (d) the receipt by the Borrower of any Environmental Complaint;

          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Requirement of Law;

          (f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the

     Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

          (g) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

          (h) any change in the senior management of the Borrower; and

          (i) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

          5.7 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Lender at any time and from time to time, and without limitation on the rights of the Lender pursuant to Sections 2.23 and 2.24, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Lender in satisfaction of the condition set forth in Section 3.1(g)(iii) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Lender proceeds from or attributable to any Mortgaged Property.

          5.8 Additional Information. Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender reasonably may from time to time request; and promptly notify the Lender of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

          5.9 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

          5.10 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

          5.11 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

          5.12 Payment of Notes; Performance of Obligations. Pay the Note according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations.

          5.13 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.

          5.14 Initial Fees and Expenses of Counsel to Lender. Upon request by the Lender, promptly reimburse the Lender for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Lender, in connection with the preparation of this Credit Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Credit Agreement.

          5.15 Subsequent Fees and Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Lender to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Lender under any of the Loan Documents; and to protect the Properties or business of the Borrower, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding,
(e) fees and expenses incurred in connection with lifting the automatic stay prescribed in (S)362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to (S)1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Credit Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

          5.16 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

          5.17 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender to visit and inspect, at the expense of the Borrower, any tangible Property of the Borrower.

          5.18 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lender and, within 30 days of the Closing Date for property damage insurance covering Collateral and business interruption insurance, if any, maintained by Borrower, naming the Lender as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, of the maintenance of such insurance. The Lender shall have the right to collect, and the Borrower hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $1,000,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $1,000,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower. In the event the Lender receives insurance proceeds not attributable to Collateral or business interruption, the Lender shall deliver any such proceeds to the Borrower.

          5.19 INDEMNIFICATION. INDEMNIFY AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER (EACH AN "INDEMNIFIED PERSON") UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER,

WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE LENDER OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE LENDER OR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT; PROVIDED THAT THE BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO ANY OF THE FOREGOING IN THIS SECTION TO THE EXTENT SAME ARISE FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF ANY INDEMNIFIED PERSON WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS CREDIT AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH FROM THE BORROWER AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT WITH RESPECT TO ANY PROPERTY THROUGH THE EXERCISE OF LENDER'S REMEDIES HEREUNDER OR UNDER ANY OF THE SECURITY DOCUMENTS SUBSEQUENT TO THE LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION, OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY THE LENDER OR OTHER PERSON.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not without the prior written consent of
Lender:

          6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice due date or are being contested in good faith and as to which such reserve as is required by GAAP has been made,
(c) loans owing to the Guarantor which are subordinate to the Lender; (d) capital leases and Indebtedness incurred to finance the acquisition of equipment in an amount not to exceed $1,000,000 in the aggregate, (d) Subordinated Debt,
(e) taxes, assessments and government charges or levies incurred in the ordinary course of business or (h) additional Indebtedness not to exceed $100,000 in the aggregate.

          6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds, letters of credit, endorsements for collection or deposit provided in the ordinary course of business, including without limitation, plugging and abandonment bonds, appeal bonds and environmental indemnities associated with the acquisition or divestiture of Oil and Gas Properties, (b) trade credit incurred or operating leases entered into in the ordinary course of business,
(c) those arising under this Agreement or in favor of Lender, (d) Commodity Hedge Agreements, as permitted by Section 6.17, (e) Rate Management Transactions, or (f) additional Contingent Obligations of Borrower not to exceed $100,000 in the aggregate.

          6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

          6.4 Sales of Assets. Without the prior written consent of the Lender, sell, transfer, or otherwise dispose of, in one or any series of transactions, assets, whether now owned or hereafter acquired, provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower,
(c) sales not exceeding an aggregate of $1,000,000 (based on Lender's Borrowing Base value) between Borrowing Base reviews with the proceeds applied as a prepayment of principal.

          6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

          6.6 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person in excess of $100,000; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of business, or (c) loans or advances to Affiliates of the Borrower which are senior obligations and shall not exceed $1,500,000 including any investment in Affiliates of the Borrower allowed by
Section 6.7.

          6.7 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody's Investor Service, Inc. or A-2 by Standard & Poor's Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers' acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, (d) money-market funds,
(e) Commodity Hedge Agreements, as permitted by Section 6.17, (f) Rate Management Transactions, or (g) investments in Affiliates of the Borrower not to exceed $1,500,000 which shall include the loans allowed in Section 6.6.

          6.8 Dividends. Declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock; provided, however, the foregoing restriction shall not apply to dividends paid in capital stock of the Borrower.

          6.9 Issuance of Stock; Changes in Corporate Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); provided, however, (a) any Person may merge with the Borrower, provided the Borrower shall be the continuing or surviving entity, or (b) any Subsidiary may sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower.

          6.10 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

          6.11 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than the business of the exploration for and development, acquisition, production and upstream marketing of Oil and Gas.

          6.12 Plan Obligations. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

          6.13 Current Ratio. Permit, as of the close of any fiscal quarter, the ratio of Current Assets to Current Liabilities on a consolidated basis, to be less than 1.00 to 1.00 for each quarterly reporting period through September 30, 2000, and 1.25 to 1.00 for the reporting period ending December 31, 2000, and thereafter.

          6.14 Debt Service. Permit, on a consolidated basis, as of the close of any fiscal quarter, the ratio of Cash Flow to Debt Service to be less than
1.25 to 1.00.

          6.15 Tangible Net Worth. Permit, on a consolidated basis, Tangible Net Worth as of the close of any fiscal quarter to be less than $24,000,000, plus 75% of positive consolidated Net Income and 100% of net proceeds of equity contributions on a consolidated basis for all fiscal periods ending subsequent to March 31, 2000.

          6.16 General and Administrative Expenses. Permit, on a consolidated basis, General and Administrative Expenses to be more than 35% of gross production revenue for each quarterly reporting period through September 30, 2000, and 25% thereafter.

          6.17 Commodity Hedge Agreements. Enter into or in any manner be liable on any Commodity Hedging Agreement except those (a) approved by the Lender, (b) constituting not more than 75% of month production of proven producing reserves as forecast in Lender's most recent engineering evaluation,
(c) where the strike prices in such agreements are not less than the prices used by the Lender in its most recent Borrowing Base determination, (d) where the maturities of such agreements shall be 24 months or less, and (e) where the Lender shall receive a security interest in the Commodity Hedge Agreements.

          6.18 Subsidiaries.  Borrowers will not form any subsidiaries.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

           7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

          (a) default shall be made in the payment when due of any installment of principal or interest under this Credit Agreement or the Note or in the payment when due of any fee or other sum payable under any Loan Document and such default as to interest or fees only shall have continued for three days;

          (b) default shall be made by the Borrower or the Guarantor in the due observance or performance of any of their respective obligations under the Loan Documents, and such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Lender or knowledge thereof by a Responsible Officer of the Borrower;

          (c) any representation or warranty made by the Borrower or the Guarantor in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

          (d) default shall be made by the Borrower or the Guarantor (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

          (e) the Borrower or the Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

          (f) an order, judgment, or decree shall be entered against either the Borrower or the Guarantor by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

          (g) the levy against any significant portion of the Property of the Borrower or the Guarantor, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

          (h) a final and non-appealable order, judgment, or decree shall be entered against the Borrower or the Guarantor for money damages and/or Indebtedness due

     (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) in an amount in excess of $500,000, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

          (i) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against either the Borrower or the Guarantor under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. (S)1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Lender without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

          (j) either the Borrower or the Guarantor shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

          (k) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens subject to Permitted Liens against the Collateral purportedly covered thereby;

          (l) Michael D. Watford shall cease to be the Chairman and Chief Executive officer of the Guarantor;

          (m) Guarantor shall cease to be the sole stockholder of the Borrowers;

          (n) if one party or an Affiliate of that party obtains 51% of the combined voting power of the securities of the Guarantor which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date such party or Affiliate of such party obtains such voting power of Guarantor;

          (o) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by the Lender.

          7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Lender may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (c) Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

                                  ARTICLE VII

                                 MISCELLANEOUS

          8.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by the Lender must be made in compliance with
Section 8.3. Notwithstanding clause (ii) of this Section, the Lender may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

          8.2 Participations. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to it, any Note held by it, the Commitment or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender's rights and obligations under the Loan Documents. The Borrower agrees that each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that the Lender shall retain the right of setoff with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance as if each Participant were a Lender.

          8.3 Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Each Borrower and the Lender hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment. Such documents shall be in form and substance reasonably acceptable to each Borrower and the Lender. Such assignment shall be evidenced by the Lender's standard form (to be supplied upon request). The consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser that is not a Lender or an affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Upon delivering to the Borrower a notice of assignment, together with any required consent, such assignment shall become effective on the effective date specified in such notice of assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the other Loan Documents and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower shall be required to release the Lender with respect to the percentage of the Commitment and Loans assigned to such Purchaser. Upon the consummation of any such assignment to a Purchaser, the transferor Lender, the Lender and the Borrower shall, if the Lender or the Purchaser desires, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes, are issued to the Lender and Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

          8.4 Dissemination of Information; Tax Treatment. The Borrower authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to deliver to the Lender such completed forms with respect to withholding taxes as the Borrower may reasonably require.

          8.5 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

          8.6 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a) if to the Lender, to:

               Bank One, Texas, National Association
               910 Travis, 6th Floor
               Houston, Texas  77002-5860
               Attention:  Energy Group, 6th Floor
               (or for notice by mail, to:
               P.O. Box 2629
               Houston, Texas  77252-2629
               Attention:  Energy Group, 6th Floor
               Telecopy:  (713) 751-7894

          (b) if to the Borrower and Guarantor, to:

               Ultra Petroleum Corporation
               Ultra Petroleum (USA) Inc.
               Ultra Resources, Inc.
               16801 Greenspoint Park, Suite 370
               Houston, Texas  77060
               Attention:  Mr. Michael D. Watford
               Telecopy:  (281) 876-2831

          Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

          8.7 Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.9 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower or the Lender shall be binding upon and inure to the benefit of the Borrower or the Lender, as the case may be, and their respective legal representatives, successors, and assigns.

          8.8 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

          8.9 Renewals; Extensions. All provisions of this Credit Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Credit Agreement, the Note, or any other Loan Document.

          8.10 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

          8.11 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

          8.12 Amendments; Waivers. Neither this Credit Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

          8.13 Controlling Agreement. In the event of a conflict between the provisions of this Credit Agreement and those of any other Loan Document, the provisions of this Credit Agreement shall control.

          8.14 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

          8.15 GOVERNING LAW. THIS CREDIT AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

          8.16 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

          8.17 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS CREDIT AGREEMENT.

          8.18  ENTIRE AGREEMENT.   THIS CREDIT AGREEMENT AMENDS, RESTATES, AND
REPLACES THE EXISTING CREDIT AGREEMENT AND CONSTITUTES THE ENTIRE CREDIT AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE EXISTING CREDIT AGREEMENT AND THE CORRESPONDENCE DATED JANUARY 7, 2000, FROM THE LENDER TO THE BORROWER AND THE TERM SHEET ENCLOSED THEREWITH. FURTHERMORE, IN THIS REGARD, THIS CREDIT AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL CREDIT AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

          8.19 Release by Borrower. Notwithstanding the assignment made and evidenced by the Assignment and the assumption by the Lender of certain obligations and liabilities of the Existing Lender pursuant thereto, the Borrower hereby releases and discharges the Lender from all obligations, claims, losses, causes of action, and liabilities, of whatsoever kind or nature, whether heretofore or hereafter accruing, whether now known or unknown, arising under or in connection with any Existing Loan Document or Existing Letter of Credit or any act or omission by the Existing Lender under or in connection with any Existing Loan Document or Existing Letter of Credit; provided, however, nothing set forth in this Section shall relieve the Lender from its obligations and liabilities under the Loan Documents (other than the Assignment) to which it is a party.

          8.20 Counterparts. For the convenience of the parties, this Credit Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Credit Agreement.

          IN WITNESS WHEREOF, this Credit Agreement is deemed executed effective as of the date first above written.

                                BORROWER:

                                ULTRA PETROLEUM (USA) INC.



                                By: /s/ Michael D. Watford
                                   ---------------------------------------
                                    Michael D. Watford
                                    Chairman and Chief Executive Officer


                                ULTRA RESOURCES, INC.



                                By: /s/ Michael D. Watford
                                   ---------------------------------------
                                    Michael D. Watford
                                    Chairman and Chief Executive Officer


                                GUARANTOR:

                                ULTRA PETROLEUM CORPORATION



                                By: /s/ Michael D. Watford
                                   ---------------------------------------
                                    Michael D. Watford
                                    Chairman and Chief Executive Officer

                                LENDER:

                                BANK ONE, TEXAS, NATIONAL
                                ASSOCIATION


                                By: /s/ Stephen Shatto
                                   ----------------------------------
                                    Stephen Shatto
                                    Vice President

                                   EXHIBIT I

                                  FORM OF NOTE
                                PROMISSORY NOTE

$40,000,000                      Houston, Texas                 March 22, 2000

          FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned ("Maker") promises to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Payee"), at its banking quarters in Houston, Harris County, Texas, the sum of FORTY MILLION DOLLARS ($40,000,000), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the "Credit Agreement"), together with interest at the rates and calculated as provided in the Credit Agreement.

          Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

          This Note is issued pursuant to, is the "Note" under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

          Without being limited thereto or thereby, this Note is secured by the Security Instruments.

          This Note is issued, in whole or in part, in renewal and extension, but not in novation or discharge, of the remaining principal balance of the Existing Note.

          THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.

                                ULTRA PETROLEUM (USA) INC.



                                By:
                                   -----------------------------------------
                                   Printed Name:
                                   Title:

                          (Page One of Two Page Note)

                                ULTRA RESOURCES, INC.



                                By:
                                   -----------------------------------------
                                   Printed Name:
                                   Title:


                          (Page Two of Two Page Note)

                                  EXHIBIT II

                           FORM OF BORROWING REQUEST


Bank One, Texas, National Association
910 Travis
Houston, Texas  77002-5860
Attention:  Energy Group, 6th Floor

     Re: Credit Agreement dated as of March 22, 2000, by and between BANK ONE, TEXAS, NATIONAL ASSOCIATION, ULTRA PETROLEUM (USA) INC., and ULTRA RESOURCES, INC. (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:


[ ]  1.   Loans

     (a)  Amount of new Loan: $________________

     (b)  Requested funding date: ___________, 20___

     (c)  $________________ of such Loan is to be a Floating Rate Loan;

          $________________ of such Loan is to be a LIBO Rate Loan.

     (d)  Requested Interest Period for LIBO Rate Loan: ____ months.

[ ]  2.   Continuation or conversion of LIBO Rate Loan maturing on __________:

     (a) Amount to be continued as a LIBO Rate Loan is $______________________, with an Interest Period of ____ months;

     (b)  Amount to be converted to a Floating Rate Loan is $________________;
          and

[ ]  3.   Conversion of Floating Rate Loan:

     (a)  Requested conversion date: __________, 20____.

     (b) Amount to be converted to a LIBO Rate Loan is $________, with an Interest Period of _____ months.

          The undersigned certifies that she is the __________ of the Borrower, has obtained all consents necessary, and as such she is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement.

          Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                ULTRA PETROLEUM (USA) INC.



                                By:
                                   --------------------------------------
                                   Printed Name:
                                   Title:


                                ULTRA RESOURCES, INC.



                                By:
                                   --------------------------------------
                                   Printed Name:
                                   Title:

                                  EXHIBIT III

                         FORM OF COMPLIANCE CERTIFICATE

                              ______________, 20__


Bank One, Texas, National Association
910 Travis
Houston, Texas  77002-5860
Attention:  Energy Group, 6th Floor

     Re: Credit Agreement dated as of March 22, 2000, by and between BANK ONE, TEXAS, NATIONAL ASSOCIATION, ULTRA PETROLEUM (USA) INC., and ULTRA RESOURCES, INC. (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

     1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.

     1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:

     2. The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on ____________________, is evidenced by the following:

     (a) Section 6.13: Current Ratio.   Permit, as of the close of any fiscal
     quarter, the ratio of Current Assets to Current Liabilities, on a consolidated basis, to be less than 1.00 to 1.00 for each quarterly reporting period through September 30, 2000, and 1.25 to 1.00 for the reporting period ending December 31, 2000, and thereafter.

                                    Actual

                                    to 1.0

                                     III-i

     (b) Section 6.14: Debt Service. Permit, on a consolidated basis, as of the close of any fiscal quarter, the ratio of Cash Flow to Debt Service to be less than 1.25 to 1.00.

                                    Actual

                                    to 1.0

     (c) Section 6.15: Tangible Net Worth. Permit, on a consolidated basis, Tangible Net Worth as of the close of any fiscal quarter to be less than $24,000,000, plus 75% of positive consolidated Net Income and 100% of net proceeds of equity contributions on a consolidated basis for all fiscal periods ending subsequent to March 31, 2000.

          Required                     Actual


     (d) Section 6.16: General and Administrative Expenses. Permit, on a consolidated basis, General and Administrative Expenses to be more than 35% of production revenue for each quarterly reporting period through September 30, 2000, and 25% thereafter.

                                         Actual

     3. No Material Adverse Effect has occurred since the date of the Financial Statements dated as of ______________________.

         Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                ULTRA PETROLEUM (USA) INC.



                                By:
                                   -------------------------------------
                                   Printed Name:
                                   Title:


                                ULTRA RESOURCES, INC.



                                By:
                                   -------------------------------------
                                   Printed Name:
                                   Title:

                                     III-ii

                                  EXHIBIT IV

                           FORM OF OPINION OF COUNSEL

                                  Closing Date

Bank One, Texas, National Association
910 Travis
Houston, Texas  77002-5860
Attention:  Energy Group, 6th Floor

     Re: Credit Agreement dated as of March 22, 2000, by and between BANK ONE, TEXAS, NATIONAL ASSOCIATION, ULTRA PETROLEUM (USA) INC., and ULTRA RESOURCES, INC. (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          We have acted as counsel to Ultra Petroleum (USA) Inc. and Ultra Resources, Inc. (collectively, the "Borrower") and Ultra Petroleum Corporation. (the "Guarantor") in connection with the transactions contemplated in the Credit Agreement. This Opinion is delivered pursuant to Section 3.1(n) of the Credit Agreement, and the Lender is hereby authorized to rely upon this Opinion in connection with the transactions contemplated in the Credit Agreement. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

          In our representation of the Borrower and the Guarantor, we have examined an executed counterpart of each of the following (the "Loan Documents"):

          (a)  the Credit Agreement;

          (b)  the Note;

          (c)  the Guaranty;

          (d) Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement dated of even date herewith from the Borrower in favor of the Lender (the "Mortgage"); and

          (e) Financing Statements from the Borrower, as debtors, constituent to the Mortgage (the "Financing Statement").

          We have also examined the originals, or copies certified to our satisfaction, of such other records of the Borrower and the Guarantor, certificates of public officials and officers of the

Borrower and the Guarantor, agreements, instruments, and documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

          In making such examinations, we have, with your permission, assumed:

          (a) the genuineness of all signatures to the Loan Documents other than those of the Borrower and the Guarantor;

          (b) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;

          (c) the Lender is authorized and has the power to enter into and perform its obligations under the Credit Agreement;

          (d) the due authorization, execution, and delivery of all Loan Documents by each party thereto other than the Borrower and the Guarantor; and

          (e) the Borrower has title to all Property covered or affected by the Mortgage.

          Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

          1. The Borrower and the Guarantor are corporations duly organized, legally existing, and in good standing under the laws of its their respective states of incorporation and is are duly qualified as a foreign corporations and is are in good standing in all jurisdictions wherein the ownership of its their respective Property or the operation of its their respective businesses necessitates same.

          2. The execution and delivery by the Borrower of the Credit Agreement and the borrowings thereunder, the execution and delivery by the Borrower of the other Loan Documents to which the Borrower is a party, and the payment and performance of all Obligations of the Borrower thereunder are within the power of the Borrower, have been duly authorized by all necessary corporate action, and do not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) to our knowledge after due inquiry, contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien upon any Property of the Borrower other than as contemplated by the Loan Documents.

          3. The execution and delivery of the Guaranty and the other Loan Documents executed by the Guarantor and the performance of all Obligations of the Guarantor thereunder are within the power of the Guarantor, have been duly authorized by all necessary corporate action, and do not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law,

     (c) to our knowledge after due inquiry, contravene or conflict with any indenture, instrument, or other agreement to which the Guarantor is a party or by which any Property of the Guarantor may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien upon any Property of the Guarantor other than as contemplated by the Loan Documents.

          4. The Loan Documents to which the Borrower is a party constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          5. The Loan Documents to which the Guarantor is a party constitute legal, valid, and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms.

          6. The forms of the Mortgage and the Financing Statement and the description of the Mortgaged Property (as such term is defined in the Mortgage and so used herein) situated in the State of Texas (the "State") satisfy all applicable Requirements of Law of the State and are legally sufficient under the laws of the State to enable the Lender to realize the practical benefits purported to be afforded by the Mortgage.

          7. The Mortgage creates a valid lien upon and security interest in all Mortgaged Property situated in the State to secure the Indebtedness (as such term is defined in the Mortgage and so used herein).

          8. The Mortgage and the Financing Statement are in satisfactory form for filing and recording in the offices described below.

          9. The filing and/or recording, as the case may be, of (a) the Mortgage in the office of the county clerk of each county in the State in which any portion of the Mortgaged Property is located, and as a financing statement and utility security instrument in the office of the Secretary of State of the State, and (b) the Financing Statement in the Uniform Commercial Code records in each county in the State in which any portion of the Mortgaged Property is located are the only recordings or filings in the State necessary to perfect the liens and security interests in the Mortgaged Property created by the Mortgage or to permit the Lender to enforce in the State its rights under the Mortgage. No subsequent filing, re-filing, recording, or re-recording will be required in the State in order to continue the perfection of the liens and security interests created by the Mortgage except that (a) a continuation statement must be filed with respect to the Mortgage filed as a financing statement in the office of the Secretary of State of the State and with respect to the Financing Statement in the Uniform Commercial Code records in each county in the State in which any portion of the Mortgaged Property is located, each within six months prior to the expiration of five years from the date of the relevant initial financing statement filing, (b) a subsequent continuation statement must be filed within six months prior to the expiration of each subsequent five-year period from the date of each initial financing statement filing, and (c) amendments or supplements to the Mortgage filed as a financing statement and the Financing Statement and/or additional financing statements may be required to be filed in the event of a change in the name, identity, or structure of the Borrower or in the event the financing statement filing otherwise becomes inaccurate or incomplete.

          10.  To our knowledge after due inquiry, except as disclosed in
     Exhibit VI to the Credit Agreement, no litigation or other action of any nature affecting the Borrower or the Guarantor is pending before any Governmental Authority or threatened against the Borrower or the Guarantor. To our knowledge after due inquiry, no unusual or unduly burdensome restriction, restraint, or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the Guarantor or the ownership and operation of any Properties of the Borrower or the Guarantor other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower or the Guarantor, as the case may be.

          11. No authorization, consent, approval, exemption, franchise, permit or license of, or filing (other than filing of Security Instruments in appropriate filing offices) with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower and the Guarantor of the Loan Documents or any instrument contemplated thereby, or the payment performance by the Borrower and the Guarantor of the Obligations.

          12. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

          13. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          14. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         The opinions expressed herein are subject to the following qualifications and limitations:

          A. We are licensed to practice law only in the State and other jurisdictions whose laws are not applicable to the opinions expressed herein; accordingly, the foregoing opinions are limited solely to the laws of the State, applicable United States federal law, and the corporation laws of the State of _______________.

          B. The validity, binding effect, and enforceability of the Loan Documents may be limited or affected by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting rights of creditors generally, including, without limitation, statutes or rules of law which limit the effect of waivers of rights by a debtor or grantor; provided, however, that the limitations and other effects of such statutes or rules of law upon the validity and binding effect of the Loan Documents should not differ materially from the limitations and other effects of such statutes or rules of law upon the validity and binding effect of credit agreements, promissory notes, guaranties, and security instruments generally.

          C. The enforceability of the respective obligations of the Borrower under the Loan Documents is subject to general principles of equity (whether such enforceability is considered in a suit in equity or at law).

          This Opinion is furnished by us solely for the benefit of the Lender in connection with the transactions contemplated by the Loan Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed in any other transaction.

                              Very truly yours,

                                   EXHIBIT V

                        FORM OF OPINION OF LOCAL COUNSEL

                                  Closing Date

Bank One, Texas, National Association
910 Travis
Houston, Texas  77002-5860
Attention:  Energy Group, 6th Floor

     Re: Credit Agreement dated as of March 22, 2000, by and between BANK ONE, TEXAS, NATIONAL ASSOCIATION, ULTRA PETROLEUM (USA) INC., and ULTRA RESOURCES, INC. (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          We have acted as special counsel in the State of Wyoming (the "State") to Ultra Petroleum Corporation, Ultra Petroleum (USA) Inc., and Ultra Resources, Inc. (collectively, the "Borrower") in connection with the transactions contemplated in the Loan Documents described below which were executed pursuant to the Credit Agreement. In such capacity, we furnish this Opinion with the intention and understanding that it is to be relied upon by ________________ (the "Lender") in the closing of the transactions contemplated in the Credit Agreement.

          In our representation of the Borrower, we have examined an executed counterpart of each of the following (the "Loan Documents"):

          (a) Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production and Financing Statement dated of even date herewith from the Borrower in favor of the Lender (the "Mortgage"); and

          (b) Non-Standard Financing Statement constituent to the Mortgage (the "Financing Statement").

          In making such examination, we have, with your permission, assumed:

          (a) the genuineness of all signatures to the Loan Documents;

          (b) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;

          (c) each party to any Loan Document is authorized and has the power to enter into and perform its obligations under such Loan Document;

          (d) the due authorization, execution, and delivery of all Loan Documents by each party thereto;

          (e) the Borrower is a duly organized and validly existing corporation validly formed limited partnership under the laws of the State of ___________;

          (f) the Borrower has title to all Mortgaged Property (as such term is defined in the Mortgage and so used herein) situated in the State.

          Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

          1. No consent, approval, or other authorization of, or filing or registration (other than as described in paragraph A.7 hereof) with, any court, governmental agency, commission, or other authority of the State or any subdivision thereof is required for the due execution and delivery of the Loan Documents or for the enforceability, performance, or observance of the terms thereof.

          2. The execution and delivery by the Borrower of each Loan Document to which it is a party, compliance with the provisions thereof, and the consummation of the transactions contemplated thereby will not conflict with or result in a violation of any law or governmental rule or regulation of the State or any subdivision thereof.

          3. The Loan Documents to which the Borrower is a party constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          4. The forms of the Mortgage and the Financing Statement and the description of the Mortgaged Property situated in the State satisfy all applicable laws of the State and are legally sufficient under the laws of the State to enable the Lender to realize the practical benefits purported to be afforded by the Mortgage.

          5. The Mortgage (a) creates a lien upon and a security interest in all Mortgaged Property situated in the State to secure the Indebtedness (as such term is defined in the Mortgage and so used herein), and (b) provides for nonjudicial foreclosure remedies customarily used in the State.

          6. The Mortgage and the Financing Statement are in satisfactory form for filing and recording in the offices described below.

          7. The filing and/or recording, as the case may be, of (a) the Mortgage in the office of the county clerk of each county in the State in which any portion of the Mortgaged Property is located and as a financing statement in the office of the

     Secretary of State of the State, and (b) the Financing Statement in the Uniform Commercial Code records in each county in the State in which any portion of the Mortgaged Property is located are the only recordings or filings in the State necessary to perfect the liens and security interests in the Mortgaged Property created by the Mortgage or to permit the Lender to enforce in the State its rights under the Mortgage. No subsequent filing, re-filing, recording, or re-recording will be required in the State in order to continue the perfection of the liens and security interests created by the Mortgage except that (a) a continuation statement must be filed with respect to the Mortgage filed as a financing statement in the office of the Secretary of State of the State and with respect to the Financing Statement in the Uniform Commercial Code records in each county in the State in which any portion of the Mortgaged Property is located, each within six months prior to the expiration of five years from the date of the relevant initial financing statement filing, (b) a subsequent continuation statement must be filed within six months prior to the expiration of each subsequent five-year period from the date of each initial financing statement filing, and (c) amendments or supplements to the Mortgage filed as a financing statement and the Financing Statement and/or additional financing statements may be required to be filed in the event of a change in the name, identity, or structure of the Borrower or in the event the financing statement filing otherwise becomes inaccurate or incomplete.

          8. No state or local mortgage recording tax, stamp tax, or other similar fee, tax, or governmental charge (other than statutory filing and recording fees to be paid upon filing) is required to be paid to the State or any subdivision thereof in connection with the execution, delivery, filing, or recording of any of the Loan Documents or the consummation of the transactions contemplated therein.

          9. It is not necessary for the Lender to qualify to do business in the State or file in the State any designation for service of process or reports solely by reason of the interests conveyed or assigned to it or for its benefit under the Mortgage, nor will such conveyances or assignments alone result in the imposition upon the Lender of any taxes by the State or by any subdivision thereof, including, without limitation, franchise, license, tax on interest received or income taxes, other than recording and filing fees in connection with the filings referred to in paragraph A.7 above and taxes which the Lender may owe in the event it becomes the actual and record owner of any Mortgaged Property situated in the State.

          10. The foreclosure of, or exercise of the power of sale under, the Mortgage will not in any manner restrict, affect or impair the liability of the Borrower with respect to the indebtedness or the rights and remedies of the Lender with respect to the foreclosure or enforcement of any other security interests or liens securing the Indebtedness to the extent any deficiency remains unpaid after application to the Indebtedness of the proceeds of such foreclosure or the exercise of such power of sale.

          11. The priority of the liens and security interests created by the Mortgage with respect to Indebtedness incurred by the Borrower on or before the date on which the Mortgage is filed in the appropriate recording offices referred to hereinabove will be determined by the date of such filings. The priority of the lien created by the Mortgage with respect to Indebtedness incurred by the Borrower after the date the Mortgage is recorded will be determined by the dates the Mortgage is filed.

          12. The priority of the lien created by the Mortgage will not be affected by any prepayment of a portion, but less than all, of the Indebtedness, or any reduction or increase of the outstanding amount of the Indebtedness from time to time.

          13. The limitations period for enforcement of the Mortgage in the State is ______________.

     The opinions expressed herein are subject to the following qualifications and limitations:

          A. We are licensed to practice law only in the State and other jurisdictions whose laws are not applicable to the opinions expressed herein; accordingly, the foregoing opinions are limited solely to the laws of the State and applicable United States federal law.

          B. The validity, binding effect, and enforceability of the Loan Documents may be limited or affected by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting rights of creditors generally, including, without limitation, statutes or rules of law which limit the effect of waivers of rights by a debtor or grantor; provided, however, that the limitations and other effects of such statutes or rules of law upon the validity and binding effect of the Loan Documents should not differ materially from the limitations and other effects of such statutes or rules of law upon the validity and binding effect of assignments and security instruments generally.

          C. The enforceability of the respective obligations of the Borrower under the Loan Documents to which it is a party is subject to general principles of equity (whether such enforceability is considered in a suit in equity or at law).

          This Opinion is furnished by us solely for the benefit of the Lender in connection with the transactions contemplated by the Loan Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed in any other transaction.

                                Very truly yours,

                                  EXHIBIT VI

                                  DISCLOSURES


Section 4.8                      Liabilities



                                 Litigation



Section 4.12                     Environmental Matters



Section 4.17                     Refunds



Section 4.18                     Gas Contracts



Section 4.20                     Casualties



Section 4.22, 4.23               Subsidiaries

                                      VI-i